Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 2, 2021, is made by and among Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Sponsor”), the other holders of Dragoneer Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), Cypress Holdings, Inc., a Delaware corporation (the “Company”) and, solely with respect to Section 6, Marc Stad and Pat Robertson. The Sponsor, the Other Class B Holders, Dragoneer and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as hereinafter defined).

WHEREAS, concurrently with the execution of this Agreement, Dragoneer, the Company and Chariot Opportunity Merger Sub, Inc. are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Class B Holders will agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Dragoneer or any other anti-dilution or similar protection with respect to all of the Dragoneer Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.        Agreement to Vote. Each Class B Holder hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Dragoneer or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Dragoneer (by taking all action necessary to grant legally effective consent thereto), all of such Class B Holder’s Dragoneer Class B Shares and all other Equity Securities of Dragoneer entitled to vote on the matter that such Class B Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Class B Holder acquires record or beneficial ownership after the date hereof and prior to the record date for the Shareholders’ Meeting (such Dragoneer Class B Shares and such other Equity Securities, collectively, the “Subject Dragoneer Equity Securities”) in favor of the Transaction Proposals and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (i) result in a breach of any Dragoneer Party’s covenants, agreements or obligations under the Business Combination, (ii) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

2.        Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Dragoneer, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Dragoneer Class B Shares held by him, her or it convert into Dragoneer Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.        Transfer of Shares.

a.        Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Dragoneer Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Dragoneer Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Dragoneer Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Dragoneer Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Dragoneer Equity Securities even if such Subject Dragoneer Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to Dragoneer’s officers or directors, any affiliates or family member of any of Dragoneer’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.        In furtherance of the foregoing, Dragoneer hereby agrees to (i) place a revocable stop order on all Subject Dragoneer Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Dragoneer’s transfer agent in writing of such stop order and the restrictions on such Subject Dragoneer Equity Securities under Section 3(a) and direct Dragoneer’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject Dragoneer Equity Securities except in compliance with Section 3(a).

4.        Sponsor Earnout Shares. Each Class B Holder hereby agrees that (a) prior to the occurrence of a Sponsor Triggering Event, (i) any dividends or other distributions paid or made in respect of any Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) held by such Class B Holder shall be set aside by Dragoneer and shall only be paid to such Class B Holder (if at all) upon the occurrence of a Sponsor Triggering Event prior to the tenth anniversary of the Closing Date and (ii) with respect to each matter on which such Class B Holder is entitled to vote any of the Sponsor Earnout Shares owned of record or beneficially by such Class B Holder (or any Equity Securities of Dragoneer into which such Sponsor Earnout Shares are converted or for which such Sponsor Earnout Shares are exchanged), such Class B Holder shall vote such Sponsor Earnout Shares or other Equity Securities (or shall grant or withhold its consent to an action by written consent of the holders of capital stock of the Company) in the manner recommended by the board of directors of Dragoneer, and (b) all of the Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) and any dividends or other distributions paid or made in respect thereof shall be automatically and irrevocably forfeited to Dragoneer for no consideration, as a contribution to capital, on the tenth anniversary of the Closing Date if a Sponsor Triggering Event has not occurred before such date.

5.        Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to Dragoneer, as if such Class B Holder is directly a party thereto, and (b) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Dragoneer as if such Class B Holder is directly party thereto.

6.        Termination of Dragoneer Class B Shares Lock-up Period. Each Class B Holder and Dragoneer hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated August 13, 2020, by and among Dragoneer, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5.        Reserved.”

The amendment and restatement set forth in this Section 6 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

7.        Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 4, 6 and 11 (solely to the extent related to Section 2, 4 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.        No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Dragoneer Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

9.        Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder or beneficial owner of the Subject Dragoneer Equity Securities, and not, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Dragoneer Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Dragoneer Party or as an officer, employee or fiduciary of any Dragoneer Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Dragoneer Party.

10.        No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.        Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DRAGONEER GROWTH OPPORTUNITIES HOLDINGS

By:	/s/ Pat Robertson
Name: Pat Robertson
Title: Manager

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:	/s/ Pat Robertson
Name: Pat Robertson
Title: President and Chief Operating Officer

CYPRESS HOLDINGS, INC.

By:	/s/ Githesh Ramamurthy
Name: Githesh Ramamurthy
Title: Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

CLASS B HOLDERS:

/s/ Douglas Merritt
Douglas Merritt

/s/ Sarah J. Friar
Sarah J. Friar

/s/ Gokul Rajaram
Gokul Rajaram

/s/ Jay Simons
Jay Simons

/s/ David D. Ossip
David D. Ossip

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Solely with respect to Section 6:

By:	/s/ Marc Stad
Name: Marc Stad

By:	/s/ Pat Robertson
Name: Pat Robertson

[Signature Page to Sponsor Letter Agreement]